Exhibit 10.8

CONSULTING AGREEMENT
Effective September 20, 2007

Between:

NORTHERN ALBERTA OIL LTD.
a company incorporated pursuant to the
laws of the Province of Alberta
(hereinafter referred to as the “Company”)

and

R.N. DELL ENERGY LTD.
a company incorporated pursuant to the
laws of the Province of Alberta
(hereinafter referred to as the “Consultant”)

WHEREAS the Company is engaged in the development and exploitation of heavy oil and gas and desires to enter into a production stage in its leases in Alberta, Canada (the “Projects”), which are currently owned and operated by the Company; and,

WHEREAS the Consultant employs the services of Edward A. Howard (“Howard”) a well-respected Geologist and Palynologist who has substantial knowledge and expertise regarding the geological matters related to oil and gas recovery in the Western Sedimentary Basin of the Projects; and

WHEREAS the Company wishes to obtain the expertise and knowledge of the Consultant in order to make use of the Projects specifically related to heavy oil and gas in Alberta, Canada;

AND WHEREAS the Consultant has agreed to perform services for the Projects in accordance with the terms and conditions set out in this Agreement;

NOW THEREFORE in consideration of the mutual covenants and agreements contained herein, the parties agree as follows:

Consulting Services

1.
Scope of Consulting Services. The Company hereby retains the Consultant to: (1) render to the Company advice, consultation, assistance and expertise with respect to the use, development and exploitation of the Projects, and to perform such reasonable services as the Company requests relating thereto. Without restricting the generality of the foregoing, the Consultant agrees to make the services of Howard available to the Company for 4 days per week. The actual hours and days of work are flexible and will be solely determined by the Consultant.

2.
Time Requirements. The Consultant shall not be required to devote any additional number of hours in performing duties hereunder, so long as Howard provides the minimum days for consulting services provided for in this Agreement.

3.
Term. The Consultant’s engagement hereunder will commence on the date hereof (the “Effective Date”) and expire on October 31, 2008 unless earlier terminated pursuant to Section 5. In the event that the Company and the Consultant wish the services to continue past October 31, 2008, the terms and conditions of this Agreement shall remain in effect on a month to month basis until a new Agreement is reached.

4.	Compensation. In consideration of the services provided by the Consultant, the Company agrees to compensate the Consultant with the following:

(a)
Fees - The Company will pay the Consultant $17,700 per month plus Goods and Services/Harmonized Sales Tax (“GST”). The Consultant will submit a detailed invoice to the Company for all work performed. The invoices will be paid by the Company within 15 days of receipt.

(b)
Stock Options - The parent of the Company, Deep Well Oil & Gas, Inc. , subject to approval by its Board of Directors, will provide the Consultant with a Stock Option Agreement wherein the Consultant will be entitled to the award of 240,000 common shares of DWOG. The shares will vest to the Consultant commencing October 31, 2007 at 20,000 common shares per month and continuing thereafter. The Form of the Option agreement is attached as Schedule “A”.

(c)
Reimbursement of Expenses - The Company agrees to reimburse the Consultant for all business, parking and travel expenses (if Consultant uses his own vehicle the reimbursement is at a rate of 50¢ per kilometer or at a rate mutually agreed to by both parties ) incurred by the Consultant in connection with the performance of his duties.

The Consultant shall be solely responsible for reporting income and complying with the applicable requirements in respect of Employment Insurance, Canada Pension, Worker’s Compensation and income tax legislation.

5.	Termination of Agreement and Consulting.

(a)
Termination by the Company with Cause - Notwithstanding anything to the contrary contained herein and subject to any opportunity to cure on the part of the Consultant, the Company may for cause terminate the Consultant’s engagement hereunder upon written notice to the Consultant specifying the reasons of the cause for termination. As used herein, the term “Cause” shall mean: (i) a material breach by the Consultant of any of the terms and conditions of this Agreement, and (ii) misappropriation of the Company’s assets or any dishonest, unethical, fraudulent or felonious act committed or engaged in by the Consultant. With respect to a material breach of this Agreement by the Consultant, the Company shall provide the Consultant with written notice of the alleged material breach and a period of 30 days from the written notice to cure such matter. In other cases where the Company elects to terminate this Agreement for Cause, such termination shall be effective upon receipt of the Company’s written notice to the Consultant and the Consultant will receive an unconditional payment for all days worked to the date of termination.

(b)
Termination by the Company or by the Consultant Without Cause - Notwithstanding Section 3, the Company and the Consultant may terminate this Agreement and the consulting services by giving 60 days prior written notice. In the event the Company provides notice and desires to immediately discontinue the services of the Consultant, the Company will pay the Consultant a lump sum payment equivalent to the number of days the Consultant would have worked over the 60 day notice period.

(c)	Return of Company Property - Immediately upon the termination of this Agreement, the Consultant shall return all property, including documents and electronic data, of the Company.

6.
Independent Contractor. In the performance of the Consultant’s duties and obligations under this Agreement, it is mutually understood and agreed that the Consultant is at all times acting and performing as an independent contractor and nothing herein shall be construed as creating an employer-employee relationship between the Company and the Consultant. The Consultant and Howard are not, in any capacity, the agent, servant or employee of the Company. During the term of this Agreement, the Consultant and Howard are free to engage in similar activities for persons and entities other than the Company. The Consultant and the Company shall not represent to third parties that their relationship with the Company is anything other than that of a consultant or independent contractor.

7.
Non-Disclosure of Corporation Information. It is understood that during the course of his engagement hereunder, the Consultant may have access to and become familiar with certain proprietary and confidential information of the Company. During the term of this Agreement and thereafter, the Consultant agrees to hold such information on confidence and agrees not to disclose, disseminate or distribute to any other person or entity any of the proprietary and confidential information of the Company, whether for the Consultant’s benefit or otherwise, except as required in the performance of the Consultant’s duties hereunder. The parties agree that the term “proprietary and confidential information” of the Company does not include: (i) information generated independently by the Consultant, (ii) information obtained by the Consultant from sources other than the Company, or (iii) information that is in the public domain at the time of its disclosure by or to the Consultant.

8.
Assignment. The Consultant agrees that this Agreement is personal and the Consultant may not assign or delegate duties under this Agreement to any other person or entity without the prior written approval of the Company.

9.
Representations and Warranties of the Consultant. The Consultant hereby represents and warrants that the execution and performance of this Agreement will not constitute a breach of any agreements or contracts binding on the Consultant as of the date hereof.

10.
Notices. All notices or other communication provided for herein shall be in writing and shall be delivered by electronic mail or registered mail (return receipt requested), courier or facsimile as follows:

If to Consultant:	R. N. Dell Energy Ltd.
Attn: Edward A. Howard

Calgary, Alberta
TEL: (XXX) XXX-XXXX
FAX: (XXX) XXX-XXXX

If to Company:	Northern Alberta Oil Ltd.
Attn: President
510, Royal Bank Building
10117 Jasper Avenue
Edmonton, AB T5J 1W8
TEL: (780) 409-8144
FAX: (780) 409-8146

Mailed notice shall be considered effective on the third business day after being postmarked. Notice delivered by courier shall be effective on the date of delivery. Delivery by facsimile or electronic mail shall be considered effective on the date of proper transmittal provided such transmittal occurred during normal working hours for the recipient, and if not, then on the next business day.

11.
Entire Agreement. This Agreement embodies a complete and entire agreement and supersedes all prior negotiations, agreements and understandings related to the subject matter hereof. No amendments or modifications to this Agreement shall be binding upon any party hereto unless set forth in writing and executed by each party hereto.

12.
Governing Law/Dispute Resolution. This Agreement shall be construed under and in accordance with the laws of the Province of Alberta, Canada. Any dispute or controversy arising under this Agreement must be resolved in binding arbitration.

13.
Counterparts. This Agreement may be executed in any number of counterparts, all of which will, for all purposes, constitute one agreement binding on the parties hereto, notwithstanding that all parties hereto may not have executed the same counterpart.

14.
Further Assurances. In connection with this Agreement, as well as all other transactions contemplated hereby, the Parties agree to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary to carry out terms, provisions and conditions of this Agreement.

IN WITNESS WHEREOF the parties have executed this Agreement as of the day and year first above written.

R.N. DELL ENERGY LTD.		NORTHERN ALBERTA OIL LTD.

Per:	/s/ Edward A. Howard	Per:	/s/ Curtis J. Sparrow
	Edward A. Howard President		Curtis J. Sparrow President

Acknowledged to by:

DEEP WELL OIL & GAS, INC.

Per:	/s/ Horst A. Schmid
Dr. Horst A. Schmid CEO/President